Exhibit 10.53
CERTAIN BENEFITS AND FEES FOR OUR
NAMED EXECUTIVE OFFICERS AND DIRECTORS
     This chart summarizes benefits we make available to our named executive officers and directors for which we do not otherwise have written plan documents on file.

Description of Benefit	Eligible Positions	Amount/Schedule
Club Memberships	Chief Executive Officer and President-Customer Management	Club Membership, not including dues

Long-Distance Telephone Service (1)	Legacy Sprint Executive Officers, including those that are Named Executive Officers	Actual usage (continues after retirement)

Personal use of corporate aircraft	Chief Executive Officer	Under an executive security program established by the Human Capital and Compensation Committee, the Chief Executive Officer is required to use Sprint Nextel aircraft for personal as well as business travel. Sprint Nextel provides these security services for its benefit rather than as a personal benefit or perquisite for the Chief Executive Officer

	Other Executive Officers, including the other Named Executive Officers and non-employee members of the Board of Directors	The Chief Executive Officer must pre-approve any proposed personal use of the corporate aircraft for personal reasons.

Executive Physical	Executive Officers, including the Named Executive Officers	Reimbursement for annual physical examination

Board of Director Fees	Non-employee members of the Board of Directors	Annual retainer -$70,000/year

Additional Annual retainer for Lead Independent Director - $75,000/year

Committee Chair additional annual retainer:

Audit Committee — $20,000

Human Capital and Compensation Committee — $15,000

Finance and Nominating and Corporate Governance Committees — $10,000

Board and Committee In-Person Meeting Fees — $2,000/ meeting

Telephonic Board and Committee Meeting Fees-$1,000/meeting

Annual award of $100,000 in restricted stock units

(1)	Sprint Nextel reimburses for income taxes associated with these benefits.

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